INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 5 to Registration Statement No. 811-09373 of Oppenheimer Senior Floating Rate Fund on Form N-2 of our report dated August 26, 1999, appearing in the Statement of Additional Information and to the reference to us under the heading "Independent Auditors" in the Statement of Additional Information, which is incorporated by reference in such Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus, which is incorporated by reference in such Registration Statement.


/s/ DELOITTE & TOUCHE LLP
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DELOITTE & TOUCHE LLP

Denver, Colorado
August 29, 2000